Exhibit 21.1

List of R&G Financial Corporation’s Subsidiaries

as of December 31, 2004

Name of Subsidiary	Jurisdiction of Incorporation
R-G Premier Bank of Puerto Rico	Puerto Rico
R&G Acquisition Holdings Corporation	Florida
R-G Crown Bank, FSB	Florida
Continental Capital Corporation (1)	New York
R&G Mortgage Corp.	Puerto Rico
The Mortgage Store of Puerto Rico, Inc. (1)	Puerto Rico
R-G International Corporation	Puerto Rico
R-G Investments Corporation (1)	Puerto Rico
Home & Property Insurance Corp. (2)	Puerto Rico

(1)	Subsequently divested or dissolved, as further described in the amended 2004 Annual Report on Form 10-K/A in connection with which this exhibit is being filed.
(2)	Known as R-G Insurance Corporation from September 2005.